Exhibit 99.1

May 13, 2009


Quarterly Report
First Quarter 2009


For the first quarter ended March 31, 2009, earnings for your company were down 2.2%. We reported a $1.17 million profit for the first quarter of 2009 compared with a $1.19 million profit in the first quarter of 2008. Assets totaled $679.0 million on March 31, 2009, a 7.2% increase from the March 31, 2008 figure of $633.5 million. Gross loans increased 1.2% from $410.8 million to $415.6 million. In addition, deposits totaled $526.4 million on March 31, 2009, which represented a 7.7% increase over the same period ended in March 2008. Earnings per share increased from $0.42 per share, assuming dilution, to $0.43 per share through March 31, 2009. Also, we had a slight improvement in our return on average equity from 8.0% to 8.1%.

Our national and local economies continue to face challenging times. Unemployment rates, both at the state and national levels are at an all time high with expectations of that number worsening, and at the state level, Kentucky's unemployment rate is approximately 10%. At the date of this letter, the U.S. Commerce Department reported that the gross domestic product had contracted at a 6.1% annual rate in the first quarter of 2009. This follows a shrinking of 6.3% in the fourth quarter of 2008. As we have said in earlier quarterly reports, the large unknown in today's world is how long the economy will continue to face these obstacles.

Our goal in today's world is to look for every opportunity to continue to grow our bank in a conservative and profitable manner. By that, we mean that we will be looking to invest our money in products, services,
locations, and people so that those investments   will provide a long
term return that you, our shareholders, deserve. An example of that investment is the new Nicholasville office which opened April 20 of this year. It is well located and staffed with highly capable people. As a result, we would expect over the short and long term that this new location will offer a stronger position for Kentucky Bank in the Jessamine County market.

At the same time however, it is incumbent upon the management of the bank to examine every operating area of our bank to determine that we are working in the most efficient manner, so that we can again continue to provide a return to our shareholders. As a result of that effort, we have consolidated our downtown Cynthiana location with our newer location on US 27 in Harrison County, and we will be closing our North Middletown branch in the third quarter of 2009. We anticipate not only being able to serve our customers well, but also we will be able to experience some cost savings as a result. Along these same lines, we terminated our Defined Benefit Plan in 2008, and final payout should be completed by October 2009.

In these days of uncertainty, one thing that you can be certain of is that your Management and Board are committed to the long term best interests of our customers, employees, and shareholders. With that in mind, we are optimistic about your company's future. As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                        3/31/2009       3/31/2008            Change
Assets
  Cash & Due From Banks                               $  11,559,008   $  15,413,464          -25.0%
  Securities                                            205,885,961     153,589,900           34.0
  Loans                                                 415,638,670     410,840,108            1.2
  Reserve for Loan Losses                                 5,999,272       5,090,872           17.8
    Net Loans                                           409,639,398     405,749,236            1.0
  Federal Funds Sold                                      2,350,000      13,451,000          -82.5
  Other Assets                                           49,599,966      45,303,571            9.5
     Total Assets                                     $ 679,034,333   $ 633,507,171            7.2%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                            $  96,195,049   $  91,843,124            4.7%
    Savings & Interest Checking                         155,623,694     154,230,032            0.9
    Certificates of Deposit                             274,561,846     242,833,593           13.1
      Total Deposits                                    526,380,589     488,906,749            7.7
  Repurchase Agreements                                   9,730,745       7,412,755           31.3
  Other Borrowed Funds                                   77,754,645      70,886,714            9.7
  Other Liabilities                                       6,445,150       6,746,394           -4.5
    Total Liabilities                                   620,311,129     573,952,612            8.1
  Stockholders' Equity                                   58,723,204      59,554,559           -1.4
    Total Liabilities & Stockholders' Equity          $ 679,034,333   $ 633,507,171            7.2%


CONSOLIDATED INCOME STATEMENT

                                                                   Three Months Ending
                                                                                          Percentage
                                                         3/31/2009       3/31/2008          Change

Interest Income                                         $ 8,196,734     $ 9,252,859          -11.4%
Interest Expense                                          3,445,316       4,357,184          -20.9
  Net Interest Income                                     4,751,418       4,895,675           -2.9
Loan Loss Provision                                         450,000         400,000           12.5
  Net Interest Income After Provision                     4,301,418       4,495,675           -4.3
Other Income                                              2,005,316       1,975,128            1.5
Other Expenses                                            4,887,704       4,961,413           -1.5
  Income Before Taxes                                     1,419,030       1,509,390           -6.0
Income Taxes                                                251,720         316,428          -20.4
  Net Income                                            $ 1,167,310     $ 1,192,962           -2.2%
Net Change in Unrealized Gain (loss)
  on Securities                                           1,036,471         491,883          110.7
  Comprehensive Income                                  $ 2,203,781     $ 1,684,845           30.8%

Selected Ratios
  Return on Average Assets                                    0.68%           0.75%
  Return on Average Equity                                     8.1             8.0

  Earnings Per Share                                         $ 0.43          $ 0.42
  Earnings Per Share - assuming dilution                       0.43            0.42
  Cash Dividends Per Share                                     0.20            0.28
  Book Value Per Share                                        21.36           20.91

  Market Price                          High            Low             Close
    First Quarter '09                  $19.50          $16.50          $17.50
    Fourth Quarter '08                 $26.50          $15.75          $17.15